Exhibit 5.2

August 25, 2011
Barristers & Solicitors / Patent & Trade-mark Agents

Québec	Norton Rose OR LLP
Ministère des Finances	1 Place Ville Marie, Suite 2500
12, rue Saint-Louis	Montréal, Quebec H3B 1R1 CANADA
Québec (Québec) G1R 5L3
F: +1 514.286.5474
nortonrose.com

On June 1, 2011, Ogilvy Renault joined Norton Rose Group.

Your reference	Direct line +1 514.847.4505

Our reference	Email andrew.bleau@nortonrose.com

Québec - U.S.$1,400,000,000 2.750% Global Notes, Series QK, Due August 25, 2021

As Canadian counsel to the several underwriters in connection with the issue and sale by Québec of its U.S.$1,400,000,000 2.750% Global Notes Series QK due August 25, 2021 (the Notes), we hereby confirm to you our advice as set forth under the headings “Tax Matters — Canadian Federal Income Taxation” and “Validity of the Notes” in the prospectus supplement dated August 18, 2011 relating to the Notes and hereby consent to the references to us under such headings.  Furthermore, we hereby consent to the references to us (under our prior name Ogilvy Renault LLP) in the prospectus dated February 15, 2011 forming part of Registration Statement No. 333-171105 of Québec filed with the Securities and Exchange Commission on December 10, 2010 under the headings “Description of the Securities — Canadian Taxes on Debt Securities” and “Validity of the Securities”, and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Québec.

By giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

(signed) Norton Rose OR LLP